EXHIBIT 3.4.3

                             NOMINATING & GOVERNANCE
                                COMMITTEE CHARTER

PURPOSE

The Nominating & Governance Committee is appointed by the Board (1) to assist the Board by identifying individuals qualified to become Board members, and to recommend for selection by the Board and approve the director nominees to stand for election for the next annual meeting of the Company's shareholders; (2) to oversee the evaluation of the Board and management; and (3) to develop and recommend to the Board a set of Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company. In addition, the Compensation Committee shall oversee, review and approve all of the Company's ERISA and other employee benefit plans.

COMMITTEE MEMBERSHIP

The Nominating & Governance Committee shall consist of no fewer than two members. Each member of the Nominating & Governance Committee shall meet the independence requirements of the exchange on which the Company's stock is trading or if not trading, as required by NASDAQ.

The members of the Nominating & Governance Committee shall be appointed and replaced by the Board. The Board shall designate one member of the Nominating & Governance Committee to serve as the Committee's Chairperson.

COMMITTEE RULES OF PROCEDURE

The Nominating & Governance Committee shall meet at least twice annually, or more frequently as circumstances dictate. Special meetings may be convened as the Nominating & Governance Committee deems necessary or appropriate.

A majority of the members of the Nominating & Governance Committee shall constitute a quorum to transact business. Members of the Nominating & Governance Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairperson of the Nominating & Governance Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

The affirmative vote of a majority of the members of the Nominating & Governance Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law or regulation, any action required or permitted to be taken at a meeting of the Nominating & Governance Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force as a unanimous vote of the Nominating & Governance Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

Selection of Directors and Committee Members
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1.   The Nominating & Governance Committee shall recommend to the Board for its approval criteria for the selection of new directors and the evaluation and renomination of existing directors. The Nominating & Governance Committee shall comply with such criteria in exercising its responsibilities under this Charter.


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2.   The Nominating & Governance Committee shall identify individuals qualified to become Board members and shall consider candidates to fill positions on the Board, including candidates recommended by the Company's shareholders.

3. The Nominating & Governance Committee shall recommend to the Board for its selection candidates to fill positions on the Board, which candidates the Nominating & Governance Committee shall approve.

4. The Nominating & Governance Committee shall recommend to the Board for its selection] candidates to fill positions on each committee of the Board.

5. The Nominating & Governance Committee shall review the independence and other qualifications of Board members, consider questions of possible conflicts of interest between Board members or management and the Company and its subsidiaries, and monitor all other activities of Board members or management that could interfere with such individuals' duties to the Company.

6. Notwithstanding anything to the contrary in this Charter, if the Company is required by contract or otherwise to provide third parties with the ability to nominate one or more directors, the selection and nomination of such directors shall not be subject to review or approval by the Nominating & Governance Committee.

Evaluation of the Board and Management and the Company's Corporate Governance
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Structure
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7.   The Nominating & Governance Committee shall oversee the evaluation of the performance of the Board and management. The Nominating & Governance Committee shall receive comments from all directors and report annually to the Board with an evaluation of the Board's performance. The Nominating & Governance Committee shall discuss the evaluation with the full Board following the end of each fiscal year.

8. The Nominating & Governance Committee shall develop and recommend to the Board for its approval a set of Corporate Governance Guidelines applicable to the Company. The Nominating & Governance Committee annually shall review and reassess the adequacy of the Corporate Governance Guidelines and recommend any proposed changes to Corporate Governance Guidelines to the Board for its approval.

Other Responsibilities
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9.   The Nominating & Governance Committee shall report regularly to the Board, not less frequently than annually.

10. This Charter is in all respects subject and subordinate to the Company's articles of incorporation and by-laws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes, as amended from time to time.

11. The Nominating & Governance Committee annually shall review its own performance.

In addition to the activities described above, the Nominating & Governance Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company's certificate of incorporation and by-laws, and the resolutions and other directives of the Board.

Subject to the Company's certificate of incorporation and by-laws and all applicable laws and regulations, the authority vested in the Nominating & Governance Committee shall be construed in the broadest possible manner.




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